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Exhibit 10.9

HireRight
2007 Executive Short-term Incentive Plan
Revised 5-24-2007

        HireRight has a "Total Rewards" philosophy that positions HireRight, Inc. (the "Company") to be a fierce competitor in the war for talent. The primary objective of the Short-term Incentive Plan is to drive and reward increased shareholder value achieved through revenue and profit growth.

Eligibility

        Participants in the HireRight Executive Short-term Incentive Plan are the CEO and those HireRight Associates reporting directly to the CEO in a leadership capacity over a HireRight department or division and other key executives as approved by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

        HireRight associates must have commenced work in an eligible position prior to the beginning of the fourth quarter of 2007 and remain employed with HireRight until the day the bonus is paid to be eligible for any bonus hereunder. Bonuses for associates who become eligible during the year will be adjusted on a pro-rated basis. Bonuses for associates who receive a promotion to a position with a higher bonus target during the year will be adjusted on a pro-rated basis consistent with the time in each position. Bonuses for associates who are on medical or family leave during the year will be adjusted on a pro-rata basis consistent with their time worked during the year.

Administration

        The Compensation Committee has approved the Executive Short-term Incentive Plan. The plan will be communicated to associates by the Chief Executive Officer. The Compensation Committee will approve the annual financial targets under this plan.

        At the conclusion of the quarter, Company results will be measured and communicated. Bonuses under this plan will be paid after the end of the fiscal year and between January 1, 2008 and March 15, 2008. Bonus payments will be based on the Company's achievement of its annual operating income goal and customer satisfaction results, as well as each associate's personal contribution to the Company, as determined by the Compensation Committee based upon input from the Chief Executive Officer. All payments under this plan are subject to the discretion of, and must be approved by, the Compensation Committee.

        The Compensation Committee will evaluate the Plan for effectiveness and may modify as it deems appropriate. The Executive Short-term Incentive Plan is subject to change or cancellation from quarter to quarter at the discretion of the Compensation Committee of the Board of Directors.

Overall Bonus Pool

        The Financial Plan is established by the Executive Management team and approved by the Board of Directors. The overall Executive Short-term Incentive pool is funded at 100% in any quarter when such payout still enables the Company to meet planned operating income targets for the quarter. To the extent that HireRight achieves less than 100% of the approved operating income plan, the Executive Short-term Incentive pool will likewise be reduced to enable the Company to meet planned reported operating income while still paying the bonus. Provided that HireRight achieves its annual operating income target, the compensation committee may, in its sole discretion, make up any quarterly shortfall in the bonus payment

Over Achievement Bonus

        In the event the Company exceeds its annual operating income target, up to 15% of the excess operating income may be granted to the participants in this plan at the discretion of the of the Compensation Committee of the Board of Directors. The amount of the over achievement bonus payable to each participant is completely discretionary and is recommended by the Chief Executive Officer and subject to the approval of the Compensation Committee. In no event will an individual's over achievement bonus exceed two times his or her annual target bonus amount.

Target Incentives

        Short-term Incentive Targets are determined based on a percentage of each associate's base salary consistent with competitive market variable compensation targets. The following bonus targets are applicable under this plan:

Position	Annual Target as % of Base Salary
CEO	50%
Vice President	35%
General Counsel	30%

Metrics

        In 2007, the Company will reward outstanding performance on two primary key metrics aligned with the Company's principal objectives: Operating Income and Overall Customer Satisfaction. The bonuses are based on the following metrics and relative weighting distribution applied to the Bonus Pool:

	CEO	Vice President	General Counsel
Operating Income	75%	75%	75%
Overall Customer Satisfaction	25%	25%	25%

Metrics Definitions and Targets

        The following definitions describe the metrics upon which the Plan is based.

        Operating Income—The Operating Income is measured by the extent to which the Company has met its stated Operating Income Plan for the quarter and the year as described in the Operating Plan. The Board of Directors and Executive Management establish the Operating Income Plan at the beginning of each fiscal year. Operating Income is determined in accordance with generally accepted accounting principles in the United States as applied by the Company's independent auditors.

        Overall Customer Satisfaction—An outside firm will conduct a quarterly survey of a sampling of HireRight's customer base to measure Customer Satisfaction. The areas addressed in the survey are developed in consultation with our survey provider and are focused on supporting our objective of customer retention.

Bonus Calculation:

        Each plan participant's bonus will be calculated quarterly based on the Company's operating income and customer satisfaction result, as well as his or her personal contribution to the Company. The final bonus calculation and payment amount will be determined once the Company's annual results are finalized. The bonus will not be deemed earned until after the end of the fiscal year, and the participant must be an active employee at the time bonus is paid in order to be eligible for the payment.

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  Exhibit 10.9